Exhibit 5.1

JOHN M. FLORENCE, JR. VP, General Counsel & Secretary

April 28, 2026

Sonoco Products Company

1 N. Second St.

Hartsville, South Carolina 29550

Re: Registration of 1,430,000 additional shares reserved for issuance under the Sonoco Products Company 2024 Omnibus Incentive Plan, as amended

Ladies and Gentlemen:

I am General Counsel, Secretary and Vice President of Sonoco Products Company, a South Carolina corporation (the “Company”), and have acted in such capacity in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (as the same may be amended from time to time, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 1,430,000 shares of common stock of the Company, no par value (the “Shares”), for issuance pursuant to the Sonoco Products Company 2024 Omnibus Incentive Plan, as amended (the “Plan”).

I am a member of the Bar of the State of South Carolina, and the opinion expressed herein is limited to the laws of the State of South Carolina. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In connection with the opinion expressed herein, I have examined such documents and such matters of fact and law as I have deemed necessary for purposes of such opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Subject to the foregoing and in reliance thereon, I advise you that, in my opinion, as of the date hereof, the Shares have been duly authorized and, when and to the extent issued, delivered and paid for in accordance with the Plan, will be legally issued, fully paid and nonassessable.

This opinion letter is rendered solely in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of the Plan and the applicable award agreement or form of instrument evidencing purchase rights thereunder. This opinion letter is rendered as of the date hereof, and I assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement referred to above. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ John M. Florence, Jr.
John M. Florence, Jr.

1 North Second Street

Hartsville, S.C. 29550 USA

www.sonoco.com